UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CYBEX INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYBEX INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2004

The Annual Meeting of Shareholders of Cybex International, Inc., a New York corporation (the “Company”), will be held at the Company’s executive offices located at 10 Trotter Drive, Medway, Massachusetts 02053 on Tuesday, April 27, 2004 at 2:00 P.M., local time, for the following purposes:

1.	To elect three directors.

2.	To approve the right of holders of shares of Series B Convertible Cumulative Preferred Stock (the “Preferred Stock”) to convert shares of the Preferred Stock into shares of the Common Stock.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 15, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

TO MAKE CERTAIN THAT YOUR SHARES WILL BE VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Joan Carter

Secretary

Medway, Massachusetts

March 29, 2004

CYBEX INTERNATIONAL, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on April 27, 2004

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cybex International, Inc. (“Cybex” or the “Company”) to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 27, 2004 and at any adjournments of the meeting (the “Annual Meeting”). Shareholders of record at the close of business on March 15, 2004 will be entitled to notice of, and to vote at, such meeting.

The mailing address of the Company’s principal executive offices is 10 Trotter Drive, Medway, Massachusetts 02053. The approximate date on which this Proxy Statement and the form of proxy were first sent or given to the shareholders of the Company was March 29, 2004.

The Annual Report of the Company for the year ended December 31, 2003, including audited financial statements, accompanies this Proxy Statement.

VOTING RIGHTS

As of the close of business on the record date, the Company had outstanding 8,868,107 common shares, par value $.10 per share (“Common Shares”). At all meetings of shareholders, holders of Common Shares are entitled to one vote, exercisable in person or by proxy, for each Common Share held.

Shareholders who execute proxies may revoke them at any time before they are voted by notice to the Company in writing or at the meeting or by delivering, at or prior to the meeting, a properly executed later-dated proxy. Shares represented by an effective proxy given by a shareholder will be voted as directed, unless authority to vote is withheld. If a signed proxy is received but no specification is made thereon, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and any other matters which may come before the meeting. If such a majority is represented at the meeting, then the nominees for director who receive the highest number of votes cast will be elected. The affirmative vote of at least a majority of the votes cast is required for the approval of the convertibility feature of the Series B Convertible Cumulative Preferred Stock and of any other matter coming before the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

ELECTION OF DIRECTORS

(Proposal No.1)

The Board of Directors currently consists of seven directors divided into three classes. Three persons are to be elected to the Board of Directors at the Annual Meeting to serve until the 2007 Annual Meeting. Management’s nominees for election as directors are James H. Carll, Arthur W. Hicks, Jr., and Harvey Morgan. The Company’s remaining four directors will continue in office for the terms specified below. The persons named in the enclosed Proxy intend to vote for the election of the three nominees named above, unless instructions to the contrary are given therein. Proxies may not be voted for a greater number of persons than the number of nominees named below.

The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominees as the Board of Directors of the Company may select.

Nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Shares entitled to vote at the Annual Meeting will be elected. Abstentions, broker non-votes, and withheld votes are not counted in determining the number of votes cast for any nominee for director. The Board of Directors recommends a vote FOR each nominee.

The following table lists the name, age, principal occupation and certain business experience of each of the three nominees and the four continuing directors of the Company whose terms of office will continue after the Annual Meeting, the year in which each director’s term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting) and the year in which each director was first elected as a director of the Company.

With the exception of Mr. Aglialoro and Ms. Carter, who are married, there are no family relationships between the directors and executive officers of the Company.

Name	Age at March 29, 2004	Principal Occupation and Certain Business Experience	Year Term Will Expire	Year First Became Director

Nominees for Director

James H. Carll	55	Chairman, Archer & Greiner, A Professional Corporation, a law firm in which he has been a stockholder since 1983. Archer & Greiner acts as general counsel for the Company.	2007	1997

Arthur W. Hicks, Jr.	45	Chief Financial Officer of the Company since February, 2002. Vice President and Chief Financial Officer of UM Holdings Ltd. since 1988. He served as a Director of Trotter Inc. from 1994 to its merger with the Company in 1997. Mr. Hicks is also a certified public accountant.	2007	1997

Harvey Morgan	62	Managing Director, Bentley Associates L.P., investment bankers. Mr. Morgan has over 35 years experience as an investment banker, including as a Managing Director of Bentley Associates L.P. since 2004, a Principal of Shattuck Hammond Partners LLC from 2001 to 2004, a Managing Director of Pricewaterhouse Coopers Securities during 2001, and Executive Managing Director of JWGenesis Financial Corp. from 1996 to 2001. Director, Burlington Coat Factory Warehouse Corporation.	2007	2003

Continuing Directors

John Aglialoro	60	Chief Executive Officer of the Company since 2000. Chairman and Chief Executive Officer of UM Holdings Ltd., which he co-founded in 1973. He served as a Director of Trotter Inc. from 1983 until its merger with the Company in 1997.	2006	1997

Joan Carter	60	President and Chief Operating Officer of UM Holdings Ltd., which she co-founded in 1973. She served as a Director of Trotter Inc. from 1983 until its merger with the Company in 1997. Member of the Board, Penn Mutual Life Insurance Company. Member of the Board, CarrAmerica Realty Corporation.	2005	1997

Jerry Lee	67	Retired. Partner of Ernst & Young, LLP from 1969 to 1995, including managing partner of the Philadelphia office from 1979 to 1989. He served as a Director of Trotter Inc. from 1996 to its merger with the Company in 1997.	2006	1997

Alan H. Weingarten	63	President and Chief Executive Officer of Alan H. Weingarten & Associates, Inc., consultants in general management, marketing and product planning, since 1986.	2005	1987

Meetings of the Board of Directors

The Board of Directors of the Company held eight meetings during 2003. All directors attended more than 75% of the meetings of the Board and their respective Board committees.

Committees of the Board of Directors

The Board of Directors has standing Executive, Compensation, Stock Option, Nominating and Audit Committees. In addition, Messrs. Carll, Morgan, Weingarten and Lee (Chair) form an Independent Directors Committee, which meets periodically in executive session.

Executive Committee  The Executive Committee consists of Joan Carter, James H. Carll and John Aglialoro (Chair). The Executive Committee has, with certain exceptions, all of the authority of the Board of Directors. The Executive Committee also makes recommendations regarding the administration of the Board of Directors and director compensation. Prior to 2004, the Executive Committee made recommendations to the Board with respect to management nominees to the Board and reviewed and made recommendations with respect to such shareholder nominees to the Board as may be submitted to the Company. The Executive Committee did not meet during 2003 but did act by written consent.

Compensation Committee  The Compensation Committee consists of James H. Carll and Joan Carter (Chair). The function of the Committee is to make recommendations to the Board of Directors concerning executive compensation and benefits policies for the Company. The Committee held two meetings during 2003.

Stock Option Committee  The Stock Option Committee consists of Alan H. Weingarten and Harvey Morgan (Chair). The Committee administers the Company’s stock option plans, awarding stock options to key employees and nonemployee directors of the Company and determining the terms and conditions on which the options are granted. The Committee held three meetings during 2003.

Nominating Committee  During 2004, the Board of Directors has formed a Nominating Committee, whose members are John Aglialoro, Joan Carter and James H. Carll (Chair). Since under the listing standards of the American Stock Exchange (AMEX) Cybex constitutes a “controlled corporation”, the members of the Nominating Committee are not required to be independent as defined in the AMEX listing standards, and Mr. Carll is the only member of the Committee who is independent as defined by such listing standards. The Nominating Committee functions pursuant to a written charter adopted and approved by the Board of Directors, which can be accessed electronically at the Company’s website, www.cybexinternational.com.

The Nominating Committee identifies individuals qualified to become members of the Board of Directors, recommends to the Board director candidates for election at the annual meeting of shareholders, recommends to the Board the individual or individuals to be elected Chairman of the Board and Chief Executive Officer, considers the Chief Executive Officer’s recommendations for election as officers of the Company and recommends such to the Board, and recommends the assignment and rotation of members of the Committees of the Board.

The Nominating Committee will consider nominees recommended by security holders provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations for 2005 Annual Meeting.” Stockholders nominees that comply with these procedures will receive the same consideration as nominees received from other sources. Qualifications considered by the Nominating Committee in assessing director candidates include an understanding of business and financial affairs and the complexities of a business organization, a genuine interest in representing all of the shareholders and the interest of the Company overall, a willingness and ability to spend the necessary time required to function effectively as a director, an open-minded approach to matters and the resolve to independently analyze matters presented for consideration, and a reputation for honesty and integrity. In addition, a majority of the members of the Board should be independent as defined by Securities and Exchange Commission rules and the AMEX listing standards.

Audit Committee  The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, consists of Alan H. Weingarten, Harvey Morgan and Jerry Lee (Chair). The Committee has the responsibility and authority described in its charter, which can be accessed electronically at the Company’s website, www.cybexinternational.com. It is responsible for appointing the Company’s independent auditors, approving the compensation paid to the independent auditors and approving the services performed by the independent auditors. The Audit Committee works closely with management and the independent auditors and discusses and consults with management, the independent auditors and the full Board with respect to the Company’s financial statements, accounting principles and reporting practices and its system of internal accounting controls. The Committee held eleven meetings in 2003.

The Board of Directors has determined that the Audit Committee has at least one member (Mr. Lee) who is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. All members of the Audit Committee are independent, as defined by the AMEX listing standards.

Report of the Audit Committee on Audited Financial Statements

The Audit Committee of the Board of Directors functions pursuant to a written charter adopted and approved by the Board of Directors.

The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors retained to audit the Company’s consolidated financial statements. The Audit Committee consults with and reviews recommendations made by the independent auditors with respect to financial statements, financial records, and financial controls of the Company.

Accordingly, the Audit Committee has (a) reviewed and discussed the audited financial statements with management; (b) discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); (c) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (d) discussed with KPMG LLP its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee also discussed with KPMG LLP the overall scope and plans for its audit. The Audit Committee met with management and KPMG LLP, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, in reliance on management and the independent auditors, and subject to the limitations of its role, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

This report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this report by reference therein.

Members of the Audit Committee

Jerry Lee, Chair

Alan H. Weingarten

Harvey Morgan

Code of Ethics

Cybex has adopted, in addition to a Code of Corporate Conduct applicable to all of its officers and employees, a Code of Ethics specifically pertaining to its Chief Executive Officer, Chief Financial Officer (who is also the Chief Accounting Officer), Controller, and other senior officers performing similar financial management functions. The Code of Corporate Conduct and the Code of Ethics can be accessed electronically at the Company’s website, www.cybexinternational.com. Cybex intends to utilize its website for any required disclosures with respect to amendments to or waivers of any provision of the Code of Ethics.

Communications with the Board

Individuals may communicate with the Board by mailing the communication to Cybex International, Inc., Shareholder Communications, 10 Trotter Drive, Medway, MA 02053, to the attention of the Corporate Secretary. Communications that are intended specifically for non-management directors should be sent to the same address, to the attention of the Chair of the Audit Committee.

Director Attendance at Annual Meetings

It is the policy of the Company that all directors attend the Company’s Annual Meetings, absent illness or other unusual circumstances. All members of the Board attended the 2003 Annual Meeting.

Compensation of Directors

The Company’s compensation program for nonemployee directors during 2003 provided that each nonemployee director receive an annual retainer of $18,000, one-half of which was paid in shares of Company Common Stock (using the price per share on January 1 of such year) pursuant to the Company’s 2002 Stock Retainer Plan for Nonemployee Directors (the “Retainer Plan”). In addition, Committee chairmen receive an annual retainer of $3,200. Directors also receive $1,000 per day for each Board meeting attended, $500 per telephone meeting and $500 for each Committee meeting attended. During 2003 pursuant to the Retainer Plan, nonemployee directors serving the full year received 6,429 shares of Company Common Stock, representing the stock component of their annual retainer. Separate from the Retainer Plan, John Aglialoro received, for serving as the Chairman of the Board during 2003, 5,000 shares of Company Common Stock.

Certain Relationships and Related Transactions

John Aglialoro, Joan Carter and UM Holdings Ltd. (“UM”) together beneficially own approximately 50.7% of the Company’s Common Shares. Mr. Aglialoro and Ms. Carter are executive officers, directors and the principal stockholders of UM.

Mr. Aglialoro has served as the Chief Executive Officer of the Company since 2000. Mr. Aglialoro’s compensation is reviewed and considered by the full Board, without the participation of Mr. Aglialoro and Ms. Carter.

Arthur W. Hicks, Jr., UM’s Vice President and Chief Financial Officer, has served as Cybex’ Chief Financial Officer since February, 2002. Pursuant to a Services Agreement between Cybex and UM, UM provides Mr. Hicks’ services to Cybex and Cybex compensates UM for such services, currently at the rate of $192,000 per year. Jordan Mersky, Vice President and General Counsel of UM, also serves as General Counsel of Cybex. Prior to August 8, 2003, Cybex did not pay any compensation to Mr. Mersky or UM for such services. Since August 8, 2003, such services have been provided pursuant to a Services Agreement between Cybex and UM, pursuant to which UM provides Mr. Mersky’s services to Cybex, and Cybex compensates UM for such services, at the rate of $120,000 per year. These arrangements have been considered by the Board and found to be fair and in the best interest of the Company. During the first quarter of 2003, UM forgave approximately $252,000 then due it with respect to Mr. Hicks’ services and other sums owed to it by Cybex.

During 2002 and the first half of 2003, UM, in an effort to aid in Cybex’s liquidity, made subordinated loans to Cybex in an aggregate amount of $4,900,000. As part of the Company’s July 2003 refinancing of its credit facilities, the subordinated loans were canceled and converted into 32,886 shares of the Company’s Series B Convertible Cumulative Preferred Stock (the “Preferred Stock”). The Company paid to UM a commitment fee of $120,000 in connection with this debt conversion. UM also provided, as part of the refinancing, additional collateral support of $3,100,000 in the form of a guarantee of certain letters of credit issued on behalf of Cybex. If UM suffers a loss with respect to this collateral support, the Company’s reimbursement obligation will be satisfied by issuance of additional shares of Preferred Stock. If approved by the shareholders at this Annual Meeting, shares of the Preferred Stock will be convertible into shares of Common Stock (see “Approval of the Convertibility Feature of the Series B Preferred Stock”).

Under a tax sharing agreement at the time of the 1997 merger of a wholly-owned subsidiary of the Company with Trotter Inc. (which prior to the merger was a subsidiary of UM), UM agreed to pay to Cybex $585,000 with respect to a 1997 net operating loss attributable to Trotter Inc., contingent upon UM being able to utilize the associated net operating loss carry forward. This contingent obligation was canceled in consideration of the liquidity support provided by UM.

James H. Carll, a director of the Company, is a stockholder of Archer & Greiner, P.C., which acts as general counsel of the Company. Archer & Greiner also acts as counsel to UM.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors consists entirely of non-management directors and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefit policies for the Company.

The Committee believes that the most effective compensation program is one that provides executives with competitive base salaries and incentives to achieve both current and long-term strategic business goals of the Company. Compensation should reward results, not effort, and be tied to shareholder value.

The Company’s executive compensation programs are designed to:

1.	Align the interests of executive officers with the long-term interests of shareholders.

2.	Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

3.	Support an environment that rewards executive officers based upon corporate results.

4.	Attract and retain executive officers best qualified to promote the long-term success of the Company.

The basic components of executive officer compensation for 2003 consisted of base salary and long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to the Company’s employees. In addition, the Committee intends to reinstate an annual incentive compensation plan in 2004.

Base Salary: In determining executive compensation levels, the Committee reviewed compensation levels at manufacturing companies of comparable size to the Company. The base salary of each executive officer is determined at levels considered appropriate for comparable positions at these peer companies. The Committee’s policy is to target base salary at the peer median, ranging to the 75th percentile to reflect special circumstances. In 2003, executive officer base salaries were as a general matter at the peer median, and in any event not above the 75th percentile.

Long-Term Incentive in Form of Stock Options. The Committee believes that significant management ownership of the Company’s stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of the Company’s shareholders. The Committee also recognizes the dilutive effect that option grants can have on shareholder value. The Committee seeks to balance the need to provide management motivation with the shareholder cost of doing so. The goal is to use options as both a reward and a motivator.

Options are issued at a per share exercise price equal to the market price of the underlying Common Shares on the date of grant and generally become exercisable over four or five years in equal annual increments, with some options having a three year cliff vesting, contingent upon the officer’s continued employment with the Company. Option grants are reviewed annually by the Stock Option Committee and a total of 25,000 options were issued to employees including executive officers during 2003. For further information with respect to options to the Named Executive Officers, see the tables under the headings “Option Grants in 2003” and “Aggregated Option Exercises in 2003 and Option Values at December 31, 2003.”

Chief Executive Officer Compensation. Mr. Aglialoro has served as Chief Executive Officer since November, 2000. Because Mr. Aglialoro is a principal stockholder of the Company and is married to Ms. Carter, decisions as to his compensation are determined by the full Board, without the participation of Mr. Aglialoro or Ms. Carter. For 2003, the Board approved a salary for Mr. Aglialoro of $360,000 per annum. Mr. Aglialoro, for years prior to 2004, also received a grant of 5,000 shares of Common Stock per year for serving as Chairman of the Board. In determining Mr. Aglialoro’s compensation, the Board considered the compensation of chief executive officers at peer companies and the importance of Mr. Aglialoro’s services to the Company.

While Mr. Aglialoro was not granted long-term incentive in the form of stock options in 2003, he is a significant shareholder in the Company (see “Security Ownership of Certain Beneficial Owners and Management”). The Board believes that Mr. Aglialoro’s stock ownership provides a significant incentive and aligns his interests directly with the Company’s shareholders. To the extent his performance as CEO translates into an increased value of the Company’s stock, all shareholders, including Mr. Aglialoro, will share the benefits.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for 2003 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company’s executive officers in the foreseeable future will exceed that limit.

Members of the Compensation Committee

Joan Carter, Chair

James H. Carll

Compensation Committee Interlocks and Insider Participation

The Compensation Committee during 2003 consisted of James H. Carll and Joan Carter (Chair).

Joan Carter is a Director, President and principal stockholder of UM, which is a major shareholder of the Company, and is married to John Aglialoro, the Company’s Chief Executive Officer. All compensation issues pertaining to Mr. Aglialoro are accordingly determined by the Board, acting without the participation of Mr. Aglialoro or Ms. Carter. James H. Carll is a stockholder of Archer & Greiner which acts as general counsel to the Company. See “Certain Relationships and Related Transactions.”

Performance Graph

The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the American Stock Exchange Market Value Index, a broad market index covering stocks listed on the American Stock Exchange, and the companies in the Sporting and Athletic Goods industry (SIC Code 3949), a group encompassing approximately 16 companies (the “SIC Index”).

Comparison of 5 Year Cumulative Total Return of

Cybex International, Inc., Amex Market Value Index

and the SIC Index

	1998	1999	2000	2001	2002	2003
Cybex International, Inc.	$100.00	$61.76	$48.54	$44.00	$32.94	$28.71
SIC Index	100.00	126.52	144.73	171.47	116.46	153.13
Amex Mkt. Value Index	100.00	124.67	123.14	117.47	112.78	153.50

Assumes $100 invested on December 31, 1998 and dividends are reinvested. Source: Media General Financial Services.

Summary Compensation Table

The following table sets forth information with respect to the compensation for 2003, 2002 and 2001 of the persons (sometimes collectively referred to as the “Named Executive Officers”) who were, during 2003, the Chief Executive Officer, and the four other most highly compensated executive officers of the Company at the end of 2003 and up to two additional individuals who served as an executive officer at any time during 2003, whose salary and bonus exceeded $100,000 for the year.

		Annual Compensation (1)		Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation (3)
John Aglialoro Chairman and Chief Executive Officer	2003 2002 2001	$359,507 326,092 45,000	— — —	$6,100 7,000 14,025	— — —	$2,376 1,548 22,550

Raymond Giannelli (4) Senior Vice President – Research & Development	2003 2002 2001	122,597 141,923 139,039	$222,211 23,796 —	— — —	— — —	526 2,245 4,140

Edward Kurzontkowski Senior Vice President of Manufacturing	2003 2002 2001	171,760 150,885 136,616	— — —	— — —	— 15,000 10,000	344 2,202 22,919

Galen S. Lemar Senior Vice President – Sales & Marketing	2003 2002 2001	153,135 139,077 92,331	— — —	— — —	— — 25,000	1,244 1,184 1,270

Arthur W. Hicks, Jr. (5) Senior Vice President and Chief Financial Officer	2003 2002 2001	144,000 110,000 —	— — —	— — 4,675	25,000 10,000 —	16,000 16,500 27,550

(1)	In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.
(2)	All stock awards were subject to the condition that the stock could not be sold or transferred for six months; there were no other restrictions pertaining to these awards. The stock awards received by Mr. Aglialoro consist of (a) the 5,000 shares of common stock per annum received by Mr. Aglialoro for serving as Chairman and (b) for 2001, the portion of his annual director retainer paid in shares of common stock pursuant to the Company’s 1995 Stock Retainer Plan for Nonemployee Directors. The stock award received by Mr. Hicks for 2001 consists of the portion of his annual director retainer paid in shares of common stock pursuant to the Company’s 1995 Stock Retainer Plan for Nonemployee Directors. See “Compensation of Directors” above.
(3)	Consists of the sum of (a) contributions made by the Company under its 401(K) Plan in 2001 and 2002, (b) the taxable portion of group term life insurance over $50,000, which for 2003 aggregated $2,376 for Mr. Aglialoro, $526 for Mr. Giannelli, $344 for Mr. Kurzontkowski, and $1,244 for Mr. Lemar, (c) for Mr. Kurzontkowski in 2001, the forgiveness of $18,416 of debt, and (d) for Mr. Aglialoro (in 2001) and Mr. Hicks, cash compensation received as a director.
(4)	Amounts listed for Mr. Giannelli under the column “Bonus” constitute sums paid to Mr. Giannelli under the Company’s Royalty Incentive Program.
(5)	Mr. Hicks’ services as Chief Financial Officer are provided to the Company through a Services Agreement with UM Holdings, Ltd. Mr. Hicks does not receive a salary or benefits from the Company; the amount shown under the column “Salary” constitutes service fees accrued to UM Holdings, Ltd. See “Certain Relationships and Related Transactions.”

Option Grants in 2003

The following table shows all grants of options to the Named Executive Officers of the Company in 2003:

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
Name	Options Granted (# of Shares)	% of Total Options Granted To Employees in 2003	Exercise Price ($/Sh)	Expiration Date	0% ($)	5% ($)	10% ($)
John Aglialoro	—
Raymond Giannelli	—
Edward Kurzontkowski	—
Galen S. Lemar	—
Arthur W. Hicks, Jr.	25,000	100%	$1.30	4/30/13	$0	$20,439	$51,797

(1)	The options were granted under the terms of the Company’s 1995 Omnibus Incentive Plan at a per share exercise price equal to the market price of a Common Share on the date of grant. The options become exercisable over four years in annual increments of 25% beginning one year after the date of grant. The Stock Option Committee has the right to accelerate the exercisability of any of the options.
(2)	The potential realizable value is the product of (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (i.e., the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end. The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% assumed rates of appreciation prescribed by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the market price of the Company’s Common Shares. The actual value that any Named Executive Officer may realize, if any, will depend on the amount by which the market price of the Common Shares at the time of exercise exceeds the exercise price.

Aggregated Option Exercises in 2003 and

Option Values at December 31, 2003

The following table provides information as to the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of a Common Share on December 31, 2003 ($1.22 per share). None of the Named Executive Officers exercised any options during 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2003 (#)	Value of the Unexercised In-the-Money Options at Dec. 31, 2003 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
John Aglialoro	—	—	—/—	—/—
Raymond Giannelli	—	—	—/—	—/—
Edward Kurzontkowski	—	—	14,875/16,625	$0/$0
Galen S. Lemar	—	—	10,000/15,000	$0/$0
Arthur W. Hicks, Jr.	—	—	2,500/32,500	$0/$0

(1)	Value realized is the difference between the market price of a Common Share on the date of exercise and the exercise price of the option, multiplied by the number of Common Shares underlying the option.
(2)	Value of unexercised “in-the-money” options is the difference between the market price of a Common Share on December 31, 2003 and the exercise price of the option, multiplied by the number of Common Shares underlying the option.

Employment Agreements

The Company has entered into employment agreements with its executive officers, other than Mr. Hicks. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates the officer’s employment other than “for cause”, the Company is obligated to continue normal salary payments for periods varying from six months to two years. The employment agreements generally provide that upon a change of control, as defined, the officer may resign and receive the severance which would have been payable upon a non-cause termination; Mr. Aglialoro’s employment agreement does not, however, include a change of control provision. Pursuant to each employment agreement, the executive officer agrees not to compete with the Company during his employment and for periods following employment varying from six months to two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of Common Shares of the Company beneficially owned by each person known to us to own beneficially more than 5% of the Common Shares, by each director and nominee for director of the Company, by each of the Named Executive Officers identified herein under the caption “Summary Compensation Table”, and by all directors and executive officers of the Company as a group as of the record date, March 15, 2004, and as adjusted assuming that the shareholders approve the convertibility feature of the Preferred Stock. See “Approval of the Convertibility Feature of the Series B Preferred Stock”. Except as otherwise indicated, all shares are owned directly.

	Actual			As Adjusted(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
UM Holdings Ltd. 56 Haddon Avenue Haddonfield, New Jersey 08033	2,793,256	(2)	31.5%	6,081,856	(2)	50.0%

John Aglialoro, Chairman and CEO (3)	4,500,296	(4)	50.7%	7,788,896	(4)	64.1%

Joan Carter, Director (3)	4,500,296	(5)	50.7%	7,788,896	(5)	64.1%

Grace & White, Inc. (6) 515 Madison Avenue Suite 1700 New York, NY 10022	1,029,300		11.6%	1,029,300		11.6%

Raymond Giannelli, Senior Vice President	0	(7)		0	(7)

Edward Kurzontkowski, Senior Vice President	15,250	(7)	*	15,250	(7)	*

Galen S. Lemar, Senior Vice President	15,000	(7)	*	15,000	(7)	*

Arthur W. Hicks, Jr., Director and CFO	23,298	(7)	*	23,298	(7)	*

James H. Carll, Director	27,290		*	27,290		*

Jerry Lee, Director	28,290		*	28,290		*

Harvey Morgan, Director	6,429		*	6,429		—

Alan H. Weingarten, Director	28,157		*	28,157		*

All directors, nominees and executive officers as a group (consisting of 11 persons)	4,651,760	(7)	52.7%	7,940,360	(7)	65.1%

*	Less than 1%

(1)	Adjusted to reflect Common Shares issuable upon conversion of the outstanding shares of Preferred Stock, all of which are owned by a subsidiary of UM Holdings Ltd. If the shareholders approve at this Annual Meeting the convertibility feature of the Preferred Stock, such shares will be convertible into 3,288,600 Common Shares, in the aggregate. See “Approval of the Convertibility Feature of the Series B Preferred Stock.”
(2)	Represent shares owned by its wholly-owned subsidiaries, UM Equity Corp. and UM Investment Corporation.
(3)	Mr. Aglialoro and Ms. Carter’s address is the same as UM Holdings Ltd.
(4)	Includes (a) 2,793,256 shares beneficially owned by UM Holdings Ltd., of which Mr. Aglialoro is a principal stockholder, executive officer and director; and (b) 782,040 shares owned by his wife, Joan Carter, as to which beneficial ownership is disclaimed. Under the As Adjusted column, also includes 3,288,600 shares issuable upon conversion of Preferred Stock owned by a subsidiary of UM Holdings Ltd., assuming shareholder approval.
(5)	Includes (a) 2,793,256 shares beneficially owned by UM Holdings, Ltd., of which Ms. Carter is a principal stockholder, executive officer and director; and (b) 925,000 shares owned by her husband, John Aglialoro, as to which beneficial ownership is disclaimed. Under the As Adjusted column, also includes 3,288,600 shares issuable upon conversion of Preferred Stock owned by a subsidiary of UM Holdings Ltd., assuming shareholder approval.
(6)	Information is based upon filing made with the Commission. The Company assumes no responsibility for the accuracy of such information.
(7)	The amount next to individual’s name includes shares which the individual has the right to acquire within sixty days through the exercise of stock options, as follows: Mr. Hicks, 11,250 shares; Mr. Kurzontkowski, 15,250 shares; Mr. Lemar, 15,000 shares. The number of shares which all directors and executive officers as a group have the right to acquire within sixty days is 49,250 shares of Company Common Stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to shares prior to acquisition. Shares beneficially owned by all directors and executive officers as a group include 2,793,256 shares (6,081,856 in the “As Adjusted” column) beneficially owned by UM Holdings, Ltd., of which Mr. Aglialoro and Ms. Carter are principal stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of l934 requires the Company’s officers and directors, and any persons who own more than ten percent of the Company’s Common Shares to file reports of initial ownership of the Company’s Common Shares and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during 2003 all Section 16(a) filing requirements were complied with.

APPROVAL OF THE CONVERTIBILITY FEATURE

OF THE SERIES B PREFERRED STOCK

(Proposal No. 2)

The Board of Directors will ask the shareholders at the Annual Meeting to approve the right of holders of the Company’s Series B Convertible Cumulative Preferred Stock (the “Series B Preferred”) to elect to convert shares of the Series B Preferred into Common Shares. If this proposal is approved, the shares of Series B Preferred currently outstanding would be convertible into 3,288,600 shares of Common Stock, which, based on the number of Common Shares presently outstanding, would represent approximately 25% of the Common Shares outstanding after conversion. All of the currently outstanding shares of the Series B Preferred are held by a subsidiary of UM Holdings, Ltd. (together with its subsidiaries, “UM”), a principal shareholder of the Company controlled by John Aglialoro and Joan Carter. See “Security Ownership of Certain Beneficial Owners and Management.”

Overview and Background

In an effort to aid the Company’s liquidity, UM during 2002 and the first six months of 2003 advanced $4,900,000 to the Company. These loans were represented by subordinated promissory notes (the “UM Notes”) which bore interest at the rate of 10% per annum and were to mature December 31, 2003.

It became vital to the Company during 2003 to refinance its prior bank credit facility, which was to mature December 31, 2003 and as to which various covenant defaults arose during the first half of 2003. This refinancing, which occurred July 16, 2003, was conditioned, among other things, on UM converting the UM Notes to equity. As part of this refinancing, UM agreed to the cancellation of the UM Notes in exchange for 32,886 shares of the Series B Preferred, a newly created class of preferred stock. UM also provided, as part of the refinancing, additional collateral support of $3,100,000, in the form of guaranties of certain letters of credit issued on behalf of Cybex. If UM suffers a loss with respect to this collateral support, the Company’s reimbursement obligation will be satisfied by issuance of additional shares of Series B Preferred. The Board of Directors has no current plans to issue any other additional shares of Series B Preferred.

Under the rules of the American Stock Exchange, the Company must obtain shareholder approval before shares of the Series B Preferred are convertible into Common Shares. Accordingly, the Board of Directors agreed that the convertibility feature of the Series B Preferred would be considered by the shareholders at this Annual Meeting. Holders of a majority of the outstanding Common Shares have agreed to vote their shares in favor of this proposal and, accordingly, approval of the proposal is assured.

Consideration and Approval by the Audit Committee.

UM is a principal shareholder of the Company, and John Aglialoro, Chairman and CEO of the Company, and Joan Carter, director, are the executive officers, directors and principal shareholders of UM. Accordingly, the terms and provisions of the Series B Preferred and its issuance to UM in cancellation of the UM Notes were subject to the consideration of and approval by the Company’s Audit Committee. After consideration, the Audit Committee found the transaction fair and in the best interest of the Company and unanimously approved the issuance of the Series B Preferred in exchange for and cancellation of the UM Notes.

Terms of the Series B Preferred

The Company’s Certificate of Incorporation provides that a total of 100,000 shares of the Company’s Preferred Stock shall be designated the Series B Convertible Cumulative Preferred Stock, par value $1.00 per share, with the following rights, preferences and limitations:

Conversion. Upon the approval of this Proposal 2, shares of the Series B Preferred will be convertible into Common Shares on and after the later of six months and one day from the original issuance date of such share, or June 30, 2004. Each share will initially be convertible into 100 shares of Common Stock, subject to customary adjustments if the shares of Common Stock are subdivided into a greater number of shares or combined into a smaller number of shares.

Holders of converted shares of Series B Preferred will also receive a cash payment equal to all accrued and unpaid dividends or, at the option of the Company, a number of Common Shares determined by dividing the amount of such dividends by the Market Value (as defined) of a Common Share on the date of conversion.

At the current conversion ratio, the outstanding shares of Series B Preferred would be convertible into 3,288,600 shares of Common Stock. Based on the number of Common Shares presently outstanding, the Common Shares issuable upon conversion of the outstanding Series B Preferred would represent approximately 25% of the Common Shares outstanding after conversion. See “Security Ownership of Certain Beneficial Owners and Management” for information on the beneficial ownership of the Common Shares if this Proposal No. 2 is approved.

Dividends. The holders of shares of Series B Preferred are entitled to receive cash dividends at the rate of 10% of the issuance price, per share, per annum, when and if declared by the Board of Directors. Since the issuance price of the outstanding Series B Preferred was $149 per share, the outstanding shares are entitled to annual dividends of $14.90 per share. Such dividends are cumulative so that if dividends at such rate with respect to any period are not paid upon or declared and set apart for the Series B Preferred, the deficiency must be fully paid and set apart before any dividends are paid upon or declared or set apart for the Common Shares or any junior series of Preferred Stock.

Voting Rights. Holders of the Series B Preferred Stock are not entitled to vote, except when a provision of law expressly confers a right to vote on a particular matter or when the Company wishes to alter or change any of the powers, preferences, privileges or rights of the Series B Preferred, in which case approval of holders of at least 66 2/3% of the outstanding shares of the Series B Preferred must be obtained.

Liquidation, Dissolution and Winding Up. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred are entitled to have set apart for them, or to be paid, out of the assets of the Company before any distribution is made to or set apart for the holders of the Common Shares or any junior series of Preferred Stock, an amount in cash equal to the original issuance price of each share, plus all accrued unpaid dividends thereon. The aggregate original issuance price of the currently outstanding shares of Series B Preferred was $4,900,000. In the event there are insufficient assets to satisfy in full the liquidation preferences of the Series B Preferred, the holders of the Series B Preferred shall be entitled to participate ratably in the liquidating distributions.

Redemption. At any time after June 30, 2008, the Company has the option to redeem all or any portion of the outstanding shares of Series B Preferred, at a price equal to the original issuance price of each such share, plus all accrued and unpaid dividends to the date of redemption. In addition, upon a “sale” (as defined) of the Company, at the option of holders of a majority of the then outstanding shares of Series B Preferred, the Company shall redeem all or such portion of the outstanding Series B Preferred as is specified in such election, at a price equal to the original issuance price, plus all accrued and unpaid dividends to the date of redemption.

Subordination to Senior Debt. The right of holders of shares of the Series B Preferred to receive any cash payment with respect to the Series B Preferred (whether as a dividend, liquidation or redemption payment, or otherwise) is subordinate to the bank indebtedness incurred by the Company in connection with the July 2003 refinancing.

Board Recommendation and Vote

The affirmative vote of at least a majority of the votes cast at the Annual Meeting, in person or by proxy, is required for approval of the convertibility feature of the Series B Preferred. For purposes of determining the number of votes cast with respect to the matter, only those votes cast “for” or “against” are included, and abstentions and broker non-votes are not counted. Since holders of a majority of the outstanding Common Shares have indicated they intend to vote in favor of the proposal, approval of the proposal is assured.

The Board of Directors recommends a vote “For” approval of the Preferred Stock convertibility feature.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2005 ANNUAL MEETING

Any proposals by a shareholder intended to be presented at the 2005 Annual Meeting of Shareholders must be received by the Company no later than November 30, 2004 and be in compliance with applicable Securities and Exchange Commission regulations, for inclusion in the Company’s Proxy Statement relating to such meeting.

The Company’s by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Company not later than (i) with respect to an election held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements for the form of such notice, is available on request to the Corporate Secretary, Cybex International, Inc., 10 Trotter Drive, Medway, Massachusetts 02053.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the holders of proxies solicited by the Board of Directors in connection with the 2005 Annual Meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which the Company does not have notice on or before February 13, 2005.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2004. Representatives of KPMG LLP are expected to attend the 2004 Annual Meeting of Shareholders of the Company and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Audit Fees. During the preceding two fiscal years, KPMG LLP provided services to the Company in the following categories and amounts:

	2003	2002
Audit Fees	$215,600	$177,800

Audit-Related Fees	—	—

Tax Fees	51,199	52,605

All Other Fees	—	—

The Audit Committee reviewed the above non-audit services and has determined that the provision thereof is compatible with maintaining auditor independence. It is the policy of the Audit Committee that all services provided by its independent public accountants are subject to prior Committee approval.

Change of Accountants. On July 22, 2002, the Company, upon the recommendation and approval of its Audit Committee, dismissed Arthur Andersen LLP (“Andersen”) as principal independent public accountants for the Company and engaged KPMG LLP as the Company’s principal independent public accountants. In connection with the audits for the preceding two (2) most recent years ended December 31, 2001 and 2000 and the subsequent interim period, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of such disagreements in connection with their reports on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The reports of Andersen on the consolidated financial statements of the Company, as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided Andersen with the foregoing disclosures and requested Andersen to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. While the Company has received no information from Andersen that Andersen has a basis for disagreement with such statements, the Company has been unable to obtain such a letter due to the fact that the personnel primarily responsible for the Company’s account (including the engagement partner and manager) have left Andersen.

During the years ended December 31, 2001 and 2000 and through the date of its initial engagement by the Company, neither the Company nor someone on its behalf consulted KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SOLICITATION OF PROXIES

Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, telegraph or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referencing you to those documents. The information that we incorporate by reference is considered to be part of this Proxy Statement.

We incorporate by reference into this Proxy Statement, under Item 13(b) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended, our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, a copy of which accompanies this Proxy Statement. In addition, our Annual Report on Form 10-K has been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the meeting other than the election of directors and does not intend to bring any other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors

Joan Carter

Secretary

Medway, Massachusetts

March 29, 2004

REVOCABLE PROXY

CYBEX INTERNATIONAL, INC.

PLEASE MARK VOTES

AS IN THIS EXAMPLE

2004 Annual Meeting of Shareholders

PROXY FOR HOLDERS OF COMMON STOCK

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Paul Horgan and James H. Carll, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Cybex International, Inc. to be held on April 27, 2004, or at any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of Cybex International, Inc. which the undersigned would be entitled to vote if personally present:

            With-        For All

For        hold        Except

1. The election as directors of all nominees listed (except as marked to the contrary below):

James H. Carll         Arthur W. Hicks, Jr.         Harvey Morgan

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For         Against         Abstain

2. The Preferred Stock Convertibility Feature

3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed above and FOR the Preferred Stock Convertibility Feature. This proxy may be revoked at any time prior to the time it is voted.

When signing the proxy, please date it and take care to have the signature conform to the shareholder’s name as it appears on this proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

Please be sure to sign and date

this Proxy in the box below.             Date

Shareholder sign above             Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

CYBEX INTERNATIONAL, INC.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.